Exhibit 99.1

HEALTHCARE SERVICES GROUP, INC. REPORTS RESULTS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2018 AND
ANNOUNCES INCREASED THIRD QUARTER 2018 CASH DIVIDEND

Bensalem, PA — October 16, 2018 —Healthcare Services Group, Inc. (NASDAQ:HCSG) (the “Company”) reported that revenues for the three months ended September 30, 2018 increased to $507 million compared to $491 million for the same period in 2017. During the quarter the Company adjusted its contractual relationships with two regional customers as well as a number of independent facilities. The Company expects the contract changes to impact housekeeping & laundry revenues by approximately $10 million per quarter (with half of the decrease reflected in the Q3 results), and favorably impact margins.

For the three months ended September 30, 2018, net income was $26.1 million, or $0.35 per basic and diluted common share, segment margins in housekeeping & laundry and dining & nutrition services are estimated at 11.3% and 6.2%, respectively and cash flow from operations was $47 million, inclusive of the $25 million change in accrued payroll. Selling, general and administrative (“SG&A”) was reported at 7.2% of revenues, but after adjusting for the $1.6 million change in deferred compensation, actual SG&A was 6.9% of revenues. During the quarter, SG&A was also impacted by a $3 million, state-specific sales tax settlement. The settlement related to certain of the Company’s historical client service billings, resolved the outstanding sales tax considerations and accordingly, will have no impact on future earnings per share. Going forward, the Company expects SG&A to approximate 6.75% of revenues, with the on-going opportunity to garner additional efficiencies.

In addition, our Board of Directors declared a quarterly cash dividend of $0.19500 per common share, payable on December 28, 2018 to shareholders of record at the close of business on November 23, 2018. This represents the 62nd consecutive quarterly cash dividend payment, as well as the 61st consecutive increase since our initiation of quarterly cash dividend payments in 2003.

The Company will host a conference call on Wednesday, October 17, 2018 at 8:30 a.m. Eastern Time to discuss its results for the three and nine months ended September 30, 2018. The call may be accessed via phone at 800-893-5360. The call will be simultaneously webcast under the “Events & Presentations” section of the investor relations page on our website, www.hcsg.com. A replay of the earnings call may be accessed through the phone number above through 10:00 p.m. Eastern Time on Wednesday, October 17, 2018. The webcast will also be available on our website for one year following the date of the earnings call.

The Company also announced that it will be attending and presenting at the 2018 Stephens New York Investment Conference on November 7, 2018 at the Lotte New York Palace Hotel in New York and the Credit Suisse 27th Annual Healthcare Conference on November 14, 2018 at The Phoenician in Scottsdale, Arizona.

Cautionary Statement Regarding Forward-Looking Statements

This release and any schedules incorporated by reference into it may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are not historical facts but rather are based on current expectations, estimates and projections about our business and industry, and our beliefs and assumptions. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “goal,” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our plans will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking information is also subject to various risks and uncertainties. Such risks and uncertainties include, but are not limited to, risks arising from our providing services exclusively to the healthcare industry, primarily providers of long-term care; having a significant portion of our consolidated revenues contributed by one customer during the nine months ended September 30, 2018; credit and collection risks associated with the healthcare industry; our claims experience related to workers’ compensation and general liability insurance; the effects of changes in, or interpretations of laws and regulations governing the healthcare industry, our workforce and services provided, including state and local regulations pertaining to the taxability of our services and other labor-related matters such as minimum wage increases; the Company's expectations with respect to selling, general, and administrative expense;continued realization of tax benefits arising from our corporate reorganization and self-funded health insurance program; risks associated with the reorganization of our corporate structure; realization of our expectations regarding the impact of the Tax Cuts and Jobs Act on our financial results; and the risk factors described in Part I of our Form 10-K for the fiscal year ended December 31, 2017 under “Government Regulation of Clients,” “Competition” and “Service Agreements and Collections,” and under Item IA. “Risk Factors” in such Form 10-K.

These factors, in addition to delays in payments from clients and/or clients in bankruptcy or clients with which we are in litigation to collect payment, have resulted in, and could continue to result in, significant additional bad debts in the near future. Additionally, our operating results would be adversely affected if unexpected increases in the costs of labor and labor-related costs, materials, supplies and equipment used in performing services (including the impact of potential tariffs) could not be passed on to our clients.

In addition, we believe that to improve our financial performance we must continue to obtain service agreements with new clients, retain and provide new services to existing clients, achieve modest price increases on current service agreements with existing clients and maintain internal cost reduction strategies at our various operational levels. Furthermore, we believe that our ability to sustain the internal development of managerial personnel is an important factor impacting future operating results and the successful execution of our projected growth strategies.

Healthcare Services Group, Inc. is the largest national provider of professional housekeeping, laundry and dietary services to long-term care and related health care facilities.

Company Contacts:

Theodore Wahl	Matthew J. McKee
President and Chief Executive Officer	Chief Communications Officer

215-639-4274
investor-relations@hcsgcorp.com

HEALTHCARE SERVICES GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(in thousands, except per share data)

	For the Three Months Ended		For the Nine Months Ended
	2018	2017	2018	2017
Revenues	$506,871	$491,355	$1,512,413	$1,366,721
Operating costs and expenses:
Cost of services provided	439,203	426,924	1,346,725	1,179,816
Selling, general and administrative	36,713	32,940	104,608	93,141
Income from operations	30,955	31,491	61,080	93,764
Other income:
Investment and interest	2,027	1,439	3,823	4,523
Income before income taxes	32,982	32,930	64,903	98,287
Income tax expense	6,896	9,458	12,931	30,247

Net income	$26,086	$23,472	$51,972	$68,040

Basic earnings per common share	$0.35	$0.32	$0.70	$0.93

Diluted earnings per common share	$0.35	$0.31	$0.70	$0.92

Cash dividends declared per common share	$0.19500	$0.19000	$0.58125	$0.56625

Basic weighted average number of common shares outstanding	74,019	73,461	73,972	73,272

Diluted weighted average number of common shares outstanding	74,579	74,538	74,598	74,252

HEALTHCARE SERVICES GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

	September 30, 2018	December 31, 2017
Cash and cash equivalents	$15,197	$9,557
Marketable securities, at fair value	74,704	73,221
Accounts and notes receivable, net	353,484	378,720
Other current assets	64,793	65,908
Total current assets	508,178	527,406

Property and equipment, net	13,067	13,509
Notes receivable - long-term	45,906	15,476
Goodwill	51,084	51,084
Other intangible assets, net	27,559	30,881
Deferred compensation funding	32,946	28,885
Other assets	9,232	8,762
Total Assets	$687,972	$676,003

Accrued insurance claims - current	$24,167	$22,245
Other current liabilities	142,205	161,923
Total current liabilities	166,372	184,168

Accrued insurance claims - long term	68,782	62,454
Deferred compensation liability	33,238	29,429
Stockholders' equity	419,580	399,952
Total Liabilities and Stockholders' Equity	$687,972	$676,003

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